Exhibit 10.5

CONSULTING AGREEMENT

This Consulting Agreement (“Agreement”) is made and entered into this 23rd day of December, 2004, by and between IMPCO Technologies, Inc., a Delaware Corporation (hereafter “the Company” or “IMPCO”) and Robert Stemmler (hereafter “Consultant”).

WHEREAS, the Company wishes to engage Consultant to provide services to the Company in his areas of experience and expertise;

WHEREAS, Consultant is willing to provide services to the Company for such period in accordance herewith;

NOW, THEREFORE, IN CONSIDERATION of the mutual promises set forth below, the Company and Consultant agree as follows:

Section 1. EMPLOYMENT.

1.1 Term. The Company agrees to employ Consultant to provide services to the Company, and the Consultant agrees to provide services to the Company, in accordance with the terms and provisions of this Agreement, for the period commencing January 1, 2005 and ending on April 30, 2007, unless terminated sooner as permitted by the terms of this Agreement.

1.2 Description of Services. Consultant hereby accepts employment under this Agreement and agrees to devote his best efforts and substantially full time, attention and energy to the Company’s business. Consultant’s duties shall include such activities, responsibilities and duties as may be reasonably assigned from time to time by the Chief Executive Officer. The Company, through its Chief Executive Officer, shall retain full direction and control of the manner, means and methods by which Consultant performs the services for which he is employed hereunder.

Section 2. COMPENSATION.

2.1 Base Salary. For all services rendered by Consultant under this Agreement, the Company shall pay Consultant a salary of $360,000 per year, less all lawful and agreed upon withholdings. The annual base salary will be paid to Consultant every two weeks pursuant to IMPCO’s normal payroll policy, as modified from time to time.

2.2 Benefits. During the Term of this Agreement, Consultant shall be entitled to the following benefits:

(a) Except as otherwise specified in this Agreement, the fringe benefits that the Company makes generally available to its executive employees, which currently include medical insurance and a Section 401(k) defined contribution employee savings plan and a deferred compensation plan (unqualified);

(b) Term life insurance in the face amount of $750,000;

(c) Long-term disability insurance providing for monthly disability payments of $10,000 to the expiration of this Agreement after a waiting period not in excess of ninety (90) days;

(d) Four (4) weeks of paid vacation each calendar year, pro rated on a daily basis for any period of the Term which is less than a full year;

(e) Ten (10) days of sick leave each calendar year, pro rated on a daily basis for any period of the Term which is less than a full year. Unused sick leave will not be accumulated or carried over nor paid upon termination of this Agreement;

(f) A paid up annuity to provide lifetime medical insurance for Consultant and his spouse.

2.3 Business Expense Reimbursement. During the term of this Agreement, the Company will reimburse Consultant for reasonable out-of-pocket expenses incurred by Consultant in performance of services for the Company under this Agreement (e.g. transportation, food and lodging expenses incurred while traveling on Company business), all subject to such policies and other requirements as the Company may from time to time establish for its employees generally. Consultant shall maintain such records as will enable the Company to deduct such items as business expenses when computing its taxes.

Section 3. TERMINATION.

3.1 Expiration of Term. This Agreement will automatically expire upon conclusion of its Term. Additionally, notwithstanding the Term stated in Paragraph 1.1, this Agreement may be terminated by either party at any time before its expiration, by giving the other party thirty (30) days’ written notice.

3.2 For Cause. The Company may terminate this Agreement immediately for “Cause”, which shall mean (a) grossly negligent or intentionally wrongful personal or professional conduct of Consultant, including but not limited to criminal conduct, which, in the reasonable and good faith judgment of the Company injures or tends to injure the reputation of the Company or otherwise adversely affects the material interests of the Company; or (b) any act or omission of Consultant, not remedied within 20 working days after written notice from the Chief Executive Officer stating that failure to remedy such conduct may result in Termination for Cause, which:

(a) interferes materially with, or suggests a material inability to perform, the Consultant’s duties to the Company; or

(b) represents a material breach of this Consulting Agreement.

Section 4. EFFECTS OF TERMINATION.

4.1 Termination for Cause; Voluntary Resignation. If Consultant is terminated for Cause as defined in Section 3.2 above, or if Consultant resigns voluntarily, Consultant shall not be entitled to any additional compensation of any kind after the effective date of the termination, except Base Salary earned by Consultant prior to the effective date of the termination.

4.2 Termination Without Cause. If Consultant is terminated by the Company without Cause or Consultant voluntarily resigns his position during the Term of this Agreement, Consultant shall be entitled to severance as follows:

(a) If Consultant is terminated between January 1, 2005 and December 31, 2005, Consultant shall be entitled to one year’s severance, calculated at his then current Base Salary.

(b) If Consultant is terminated between January 1, 2006 and June 30, 2006, Consultant shall be entitled to six months’ severance, calculated at his then current Base Salary.

(c) If Consultant is terminated between July 1, 2006 and April 30, 2007, he shall not be entitled to receive any additional compensation of any kind, except Base Salary earned by Consultant prior to the effective date of the termination.

Section 5. CONFIDENTIALITY.

In consideration of his consulting with the Company, or any of its related entities, and of the compensation which may be paid to Consultant, he agrees to the following conditions of consulting relating specifically to the Company’s Confidential Information:

(a) Confidential Information includes, but is not limited to, all information not generally known to the public relating to the business of the Company or any third party that is contributed to, developed by, disclosed to, or known to Consultant in the course of his employment with the Company, including but not limited to trade secrets, know-how, concepts, methods, techniques, designs, drawings, specifications, computer programs, support and training materials (including written material, videotapes, overheads and the like), client, customer or supplier lists, pricing information, marketing plans or information, or other records concerning the Company’s finances, contracts, services or personnel.

(b) Consultant will respect the confidences of the Company and will not at any time during or after his employment with the Company, directly or indirectly, divulge or disclose for any purpose or use for his own benefit any Confidential Information that has been obtained by or disclosed to Consultant as a result of his employment with the Company.

(c) At the conclusion of his employment relationship with the Company, Consultant will return and will not keep or preserve any records or copies of records relating to the Company, or its business, or its Confidential Information. Consultant will take such steps as may be reasonably necessary to prevent disclosure of Confidential Information to others and will not disclose Confidential Information to others without the prior written consent of the Company’s Chief Executive Officer.

(d) This Agreement not to disclose Confidential Information will continue to apply even after Consultant is no longer employed by the Company, and until such time as the Confidential Information becomes public knowledge through no fault of his own. Consultant will report to the Company any and all unauthorized disclosures or uses of Confidential Information. Consultant acknowledges that any publication or disclosure of Confidential Information to others may cause immediate and irreparable harm to the Company and if Consultant should publish or disclose Confidential Information to others, the Company shall be entitled to injunctive relief or any other remedies to which it is entitled under law or equity.

Section 6. MISCELLANEOUS.

6.1. Waiver of Breach. The waiver by the Company of any breach by the Consultant of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by the Consultant.

6.2. Applicable Law and Venue. This Agreement will be interpreted, construed and enforced in all respects in accordance with the laws of the State of California and venue for any action arising out of this Agreement shall be in Los Angeles County, California.

6.3. Entire Agreement. This document contains the entire agreement of the parties concerning the details of Consultant’s employment with the Company and all promises, representations, understandings, arrangements and prior agreements concerning the details of Consultant’s employment with the Company are merged herein and superseded hereby. The provisions of this Agreement may not be amended, modified, repealed, waived, extended or discharged except by an agreement in writing signed by the party against whom enforcement of any amendment, modification, repeal, waiver, extension or discharge is sought.

6.4. Severability. If any provision of this Agreement is invalid or unenforceable in any jurisdiction, the other provisions herein shall be remain in full force and effect in such jurisdiction and shall be liberally construed in order to effectuate the purpose and intent of this Agreement, and the invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity or enforceability of any such provision in any other jurisdiction.

6.5. Attorneys’ Fees. If suit or action is commenced by either party against the other concerning this Agreement, the prevailing party shall be awarded its costs and reasonable attorneys’ fees, including any costs or fees incurred on appeal.

6.6. Notices. Any notice, request, consent, or approval required or permitted to be given under this Agreement or pursuant to law shall be sufficient if in writing, and personally delivered to Consultant or by registered or certified mail to Consultant’s residence (as noted in the Company’s records) or if personally delivered to the Company’s Corporate Secretary at the Company’s principal office.

IMPCO Technologies, Inc.		CONSULTANT

By	/s/ Nickolai Gerde	/s/ Robert M. Stemmler

Its	Chief Financial Officer	Robert M. Stemmler

Date:	December 23, 2004	Date:	December 23, 2004

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